Sandy Spring Bancorp Sells Insurance Business

Bank Will Now Offer Insurance Through Hub International

OLNEY, MD, June 2, 2022 (GLOBE NEWSWIRE) Sandy Spring Bancorp, Inc. (Nasdaq-SASR), the parent company of Sandy Spring Bank, today announced it has sold its insurance business to Hub International Limited, a leading global insurance brokerage and financial services firm. Terms of the transaction were not disclosed.

“Our clients will now have access to an expanded offering of insurance solutions through Hub,” said Lou Caceres, Executive Vice President of Sandy Spring Bank. “All of the Sandy Spring Insurance Corporation employees have been offered positions with Hub, and they will continue to provide outstanding service to their clients as they always have. I want to thank each of these employees for their contributions to Sandy Spring Bank and all of the communities that we serve.”

The transaction was effective June 1, 2022. Reagan Consulting served as financial advisor to Sandy Spring Bank, and Kilpatrick Townsend & Stockton LLP served as legal counsel.
About Sandy Spring Bancorp, Inc.

Sandy Spring Bancorp, Inc., headquartered in Olney, Maryland, is the holding company for Sandy Spring Bank, a premier community bank in the Greater Washington, D.C. region. With over 50 locations, the bank offers a broad range of commercial and retail banking, mortgage, private banking and trust services throughout Maryland, Virginia, and Washington, D.C. Through its subsidiaries, Rembert Pendleton Jackson and West Financial Services, Inc., Sandy Spring Bank also offers a comprehensive menu of wealth management services.

For more information, contact Sam Price at sprice@sandyspringbank.com or 301-260-3614.